Exhibit 99.1


                                              Media contact:
                                              Gordon R. Manuel
                                              864-282-9448

                                              Analyst contact:
                                              William G. Harvey
                                              864-282-9413



FOR IMMEDIATE RELEASE
THURSDAY, OCTOBER 9, 2003

                    BOWATER COMMENTS ON THIRD QUARTER RESULTS

     GREENVILLE, SC - Bowater Incorporated (NYSE: BOW) today announced that it expects a third quarter loss of $0.85 to $0.95 per share before gains on asset sales, severance charges and foreign exchange. This corresponds to a second quarter loss of $0.86 per share before these items.

     Compared to the second quarter, improvements in newsprint, coated paper and lumber prices were offset by lower market pulp pricing and higher costs at the Catawba, South Carolina mill. This site incurred additional costs associated with the third quarter start-up of its fiberline and the second quarter conversion of its newsprint machine to coated groundwood papers.

     The reported net loss for the third quarter is expected to be $0.80 to $0.90 per share as compared to a reported net loss of $0.45 per share in the second quarter.

     Bowater Incorporated, headquartered in Greenville, SC, is a leading producer of newsprint and coated groundwood papers. In addition, the company makes uncoated groundwood papers, bleached kraft pulp and lumber products. The company has 12 pulp and paper mills in the United States, Canada and South Korea and 13 North American sawmills that produce softwood lumber. Bowater also operates two facilities that convert a groundwood base sheet to coated products. Bowater's operations are supported by approximately 1.4 million acres of timberlands owned or leased in the United States and Canada and 32 million acres of timber cutting rights in Canada. Bowater is one of the world's largest consumers of recycled newspapers and magazines. Bowater common stock is listed on the New York Stock Exchange, the Pacific Exchange and the London Stock Exchange. A special class of stock exchangeable into Bowater common stock is listed on the Toronto Stock Exchange (TSE:BWX).

     All amounts are in U.S. dollars.


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     Statements in this news release that are not reported  financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements about our business outlook, assessment of market conditions, strategies, future plans, future sales, prices for our major products, inventory levels, capital spending and tax rates. Words such as "expect," "estimate," "believe," "intend," "plan," "anticipate" and other similar expressions also identify these statements. These forward-looking statements are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the
forward-looking   statements.  The  risks  and  uncertainties  relating  to  the forward-looking statements in this news release include those described under the caption "Cautionary Statement Regarding Forward-Looking Information" in Bowater's quarterly report on Form 10-Q for the quarter ended June 30, 2003, and from time to time, in Bowater's other filings with the Securities and Exchange Commission.


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